Exhibit 107.1

Calculation of Filing Fee Table

Form S-8

(Form Type)

Arteris, Inc.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered(1)	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee

Equity	Common stock, $0.001 par value per share	Rule 457(c) and Rule 457(h)	1,576,534(2)	$12.85(3)	$20,258,461.90	$0.0000927	$1,877.96

Equity	Common stock, $0.001 par value per share	Rule 457(c) and Rule 457(h)	315,306(4)	$12.85(3)	$4,051,682.10	$0.0000927	$375.59

Total Offering Amounts					$24,310,144.00		$2,253.55

Total Fee Offsets							$-(5)

Net Fee Due							$2,253.55

(1)

Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement shall also cover any additional shares of the Registrant’s common stock that become issuable under the 2021 Plan and the ESPP by reason of any stock dividend, stock split, recapitalization or similar transaction effected without the Registrant’s receipt of consideration which would increase the number of outstanding shares of common stock. In addition, pursuant to Rule 416(c) under the Securities Act, this Registration Statement also covers an indeterminate amount of interests to be offered or sold pursuant to the employee benefits plan described herein.

(2)

Represents shares of Common Stock that were automatically added to the shares authorized for issuance under the 2021 Plan on January 1, 2022 pursuant to an “evergreen” provision contained in the 2021 Plan. Pursuant to such provision, the number of shares of Common Stock reserved for issuance pursuant to awards under such plan are increased on the first day of each year beginning in 2022 and ending in 2031 equal to the lesser of (A) five percent of the shares of stock outstanding on the last day of the immediately preceding fiscal year and (B) such smaller number of shares of stock as determined by the Registrant’s Board; provided, however, that no more than 5,000,000 shares of stock may be issued upon the exercise of incentive stock options.

(3)

Estimated in accordance with Rule 457(h) solely for the purpose of calculating the registration fee on the basis of $12.85 per share, which is the average of the high and low prices of Common Stock on March 4, 2022, as reported on the Nasdaq Global Market.

(4)

Represents shares of Common Stock that were automatically added to the shares authorized for issuance under the ESPP on January 1, 2022 pursuant to an “evergreen” provision contained in the ESPP. Pursuant to such provision, the number of shares of Common Stock reserved for issuance under such plan are increased on the first day of each year beginning in 2022 and ending in 2031 equal to the lesser of (A) one percent of the shares of stock outstanding on the last day of the immediately preceding fiscal year and (B) such smaller number of shares of stock as determined by the Registrant’s Board; provided, however, no more than 5,000,000 shares of stock may be issued under the ESPP.

(5)	The Registrant does not have any fee offsets.